Exhibit 99.1

Tianli Agritech, Inc. Closes the Hengdian Farm Acquisition

WUHAN CITY, CHINA -- (MARKETWIRE) -- 01/03/11

  Tianli Agritech, Inc. (NASDAQ: OINK) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, today announced that on December 29, 2010 it has successfully completed the acquisition of the assets of the Hengdian Farm, a farm located in Wuhan City that will produce up to 20,000 hogs annually once it reaches full production.  The Company will pay the equivalent of approximately $1.5 million in installments to Wuhan Taida Breeding Co. Ltd. for the rights to the land and equipment. The first installment consisted of the $400,000 deposit paid in September which will be retained by the seller, two payments totaling the equivalent of approximately $300,000 to be paid during January, 2011, with the balance of the purchase price to be paid by June 30, 2011. The Company expects to invest $500,000 in breeding stock and capital improvements to bring the farm to full production.

  "We are quite pleased to finalize this acquisition on what we consider to be very advantageous financial terms, including a payback period estimated to be less than two years," stated Tianli's Chairwoman and CEO, Ms. Hanying Li. "The facilities we are acquiring are relatively new and are in great condition. We have already begun to select the breeder sows we will transport to our newest farm by February. I am confident that our experienced operations team will seamlessly integrate this farm's operating into the Tianli structure. We will continue to pursue future acquisitions as a key component of our growth plan."

  About Tianli Agritech, Inc.

  Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit  http://www.tianli-china.com.

  Forward-Looking Statements

  This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary  statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts: Tianli Agritech, Inc. Ms. Zoe Guo US Representative Phone:(818)-640-5616 Email: zoe@tianli-usa.com Web: http://www.tianli-china.com

Investor Relations John Mattio SVP HC International, Inc. Tel: US +1-203-616-5144 Email john.mattio@hcinternational.net Web: http://www.hcinternational.net